Exhibit 24.1

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew S. Duff, Sandra G. Sponem and James L. Chosy, and each of them, his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign one or more Registration Statements on Form S-8 for the Piper Jaffray Companies Retirement Plan and any all amendments (including post-effective amendments) to said Registration Statements, and generally to do all such things in the undersigned’s name and on the undersigned’s behalf as an officer and/or director to enable Piper Jaffray Companies to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming the undersigned’s signature as it may be signed by said attorneys, or either of them, to said Registration Statements and any and all amendments thereto.

Signature /s/ Andrew S. Duff Andrew S. Duff	Title Chairman and Chief Executive Officer (principal executive officer)	Date January 30, 2004

/s/ Sandra G. Sponem Sandra G. Sponem	Chief Financial Officer (principal financial and accounting officer)	January 30, 2004

/s/ Addison L. Piper Addison L. Piper	Vice Chairman and Director	January 30, 2004

/s/ Michael R. Francis Michael R. Francis	Director	January 30, 2004

/s/ B. Kristine Johnson B. Kristine Johnson	Director	January 30, 2004

/s/ Samuel L. Kaplan Samuel L. Kaplan	Director	January 30, 2004

/s/ Frank L. Sims Frank L. Sims	Director	January 30, 2004

/s/ Richard A. Zona Richard A. Zona	Director	January 30, 2004